Exhibit 77C

                      CERTIFICATE AND REPORT OF INSPECTORS




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                  Merrill Lynch Funds For Institutions Series
                    Master Institutional Money Market Trust

                        Special Meeting of Shareholders
                                August 30, 2002

                      Certificate and Report of Inspectors


        The undersigned, inspectors duly appointed to act as such at the Meeting of Shareholders of the Merrill Lynch Funds For Institutions Series (the "Trust") and the Master Institutional Money Market Trust (the "Master Trust") to be held on the 30(th) day of August, 2002, do hereby certify and report that having taken the oath to execute faithfully and impartially the duties of Inspectors at said meeting and to conduct thereat/thereafter the vote of the shareholders entitled to vote and to the best of our skill and ability we did hold and conduct the vote by ballot of the holders of shares of the Trust and the Master Trust and that we did decide upon qualifications of voters and accepted their votes and that when such votes were completed we did count and ascertain the number of shares voted therefore.
        We do hereby certify and report the results cast at, or subsequent to, said meeting in person or by proxy with regard to the following proposal (as filed in full detail with the SEC on July 24, 2002).

Proposal No.1 - Election of Trustees
        We do hereby certify and report that votes cast at said meeting or subsequent to said meeting in person or by proxy by the holders of shares of the Trust and the Master Trust for the election of David O. Beim, James T. Flynn, Terry K. Glenn, Todd Goodwin, George W. Holbrook, Jr., W. Carl Kester and Karen
P. Robards as Trustees, or withholding authority to vote for all or some of the above-named persons, as follows:

Trust           Trustee                        For              Withheld
                -------                        ---              --------

                Terry K. Glenn          37,295,078,777          521,014,863
                David O. Beim           37,300,449,652          515,643,984
                James T. Flynn          37,300,329,781          515,763,856
                Todd Goodwin            37,296,439,509          519,654,128
                George W. Holbrook Jr.  37,297,728,291          518,365,345
                W. Carl Kester          37,289,064,572          527,029,064
                Karen P. Robards        37,301,652,538          514,441,098

Master Trust    Trustee                        For              Withheld
                -------                        ---              --------

                Terry K. Glenn          34,654,342,617          401,338,938
                David O. Beim           34,659,301,193          396,380,362
                James T. Flynn          34,657,883,636          397,797,919
                Todd Goodwin            34,656,734,732          398,946,823
                George W. Holbrook Jr.  34,657,871,755          397,809,800
                W. Carl Kester          34,648,041,812          407,639,743
                Karen P. Robards        34,659,585,089          396,096,466

        We the undersigned Inspectors do hereby certify and report that with regards to the above-mentioned Proposal, the necessary quorums were attained and that the required affirmative votes needed were received and that thereby the Proposal has been passed.

                                                Respectfully submitted,



                                /s/William M. Breen       /s/Michael V. Petrella
                                -------------------       ----------------------
                                William M. Breen          Michael V. Petrella